SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                    FORM 12b-25
                                                    -----------

                                         Commission File Number: 000-23785

                                            NOTIFICATION OF LATE FILING

(CHECK ONE):  / / Form 10-K   /X/ Form 20-F   / / Form 11-K

             / / Form 10-Q  / / Form N-SAR

                 For Period Ended: December 31, 2001

                 / / Transition Report on Form 10-K / / Transition Report on Form 20-F / / Transition Report on Form 11-K / / Transition Report on Form 10-Q / / Transition Report on Form N-SAR For the Transition Period Ended:

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NOTHING  IN THIS  FORM  SHALL BE  CONSTRUED  TO IMPLY  THAT THE  COMMISSION  HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

                         TELUM INTERNATIONAL CORPORATION
                        -------------------------------
                             Full Name of Registrant


                                ACTFIT.COM INC.
                           -------------------------
                            Former Name if Applicable

241 Hanlan Road
Address of Principal Executive Office (Street and Number)

Woodbridge, Ontario, Canada   L4L 3R7
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or /X/ before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant has encountered delays in providing information required by its auditors, and for this reason completion of the final audit has been delayed. The Registrant is waiting for its auditors to complete their review and approval requirements in order to be able to issue an audit report on the consolidated financial statements for inclusion in the Registrants Form 20-F.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Robert Clapperton                  905              265-7794
 ---------------------------------- ----------------- ----------------------
             (Name)                    (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /X/ Yes / / No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? / / Yes /X/ No


PART V - EXHIBITS

A copy of the auditors' letter is attached hereto as an exhibit 99.

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TELUM INTERNATIONAL CORPORATION has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date        June 26, 2002           By /s/ Robert Clapperton
         ------------------------          ----------------------
                                               Robert Clapperton
                                               Director




INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).